Rice Hall James & Associates, LLC - CODE OF ETHICS

         This Code of Ethics is being adopted by RICE HALL JAMES & ASSOCIATES, LLC (the "Firm") in compliance with the requirements of Rule 17j-1 adopted under the Investment Company Act of 1940, as amended (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), including Rule 204A-1 thereunder. All employees of the Firm, whether or not Access Persons as defined below, are subject to the provisions set forth in the GENERAL FIDUCIARY PRINCIPLES, the POLICY STATEMENT ON INSIDER TRADING and the SPECIAL REQUIREMENTS CONCERNING FUNDS ADVISED OR SUBADVISED BY THE FIRM below.

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         GENERAL FIDUCIARY PRINCIPLES
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                  This Code is based on the fundamental principle that the Firm and its employees must put client interests first. As an investment adviser, the Firm has fiduciary responsibilities to its clients, including the any regulated investment companies for which it acts as an adviser or sub-adviser ("Funds"). Among the Firm's fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal Securities transactions in a manner which does not interfere or appear to interfere with any client transactions, or otherwise take unfair advantage of the Firm's relationship to clients. All employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein.

                  More generally, the Firm's standards of business conduct as set forth in this Code are based on principals of openness, integrity, honesty and trust. It bears emphasis that technical compliance with the Code will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the clients. Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of clients.

                  At the same time, however, this Code is also intended to allow responsible personal investments by the Firm's professionals that are consistent with the fiduciary obligations of the Firm to its clients. The Code is not intended to inhibit responsible personal investing within the boundaries reasonably necessary to protect our clients. The Code is not intended to cover all possible areas of potential liability under the Act, the Advisers Act or under the federal securities laws in general. The federal securities laws may impose additional fiduciary obligations and trading restrictions on Access Persons. It is expected that all Access Persons will be sensitive to these areas of potential conflict, even though the Code does not address specifically these other areas of fiduciary responsibility. In general, it is unlawful for certain persons, including any employee, in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

         1. To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

         2. To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

         3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

         4. Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

         5. To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

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CODE VIOLATION REPORTING REQUIREMENT
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                   FURTHER, ACCESS PERSONS ARE REQUIRED TO REPORT PROMPTLY ANY
VIOLATION OF THE CODE OF ETHICS BY ANY PERSON TO THE CHIEF COMPLIANCE OFFICER ("CCO"). THE FIRM SHALL TAKE NO RETALIATORY ACTION AGAINST ANY PERSON WHO REPORTS A VIOLATION OF THE CODE OF ETHICS.

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POLICY STATEMENT ON INSIDER TRADING
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                  The Firm forbids any officer, director or employee from
trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the CCO.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

                  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  1) trading by an insider, while in possession of material nonpublic information, or

                  2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  3) communicating material nonpublic information to others.

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

                  The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

                  Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

                  Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  i. Is the information "material"? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                  ii. Is the information "nonpublic"? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

                  If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

                  i.       Report the matter immediately to the Firm's CCO.

                  ii. Do not purchase or sell the securities on behalf of yourself or others.

                  iii. Do not communicate the information inside or outside the Firm, other than to the Firm's CCO.

                  iv. After the Firm's CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

                  Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

                   The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

                  To prevent insider trading, the Firm will:

                  i. provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and

                  ii. when it has been determined that an officer, director or employee of the Firm has material nonpublic information,

                           1. implement measures to prevent dissemination of such information, and

                           2. if necessary, restrict officers, directors and employees from trading the securities.

                  To detect insider trading, the CCO or personnel authorized by the CCO ("Authorized Person(s)") will:

                  i. review the trading activity reports filed by each officer, director and employee, and

                  ii. review the trading activity of accounts managed by the Firm.

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SPECIAL REQUIREMENTS FOR FUNDS ADVISED OR SUBADVISED BY THE FIRM
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         i.       Reporting of transactions is required for trades in any mutual fund advised or subadvised by the Firm ("Funds"); including but not limited to the Rice Hall James Micro Cap Portfolio, Rice Hall James Mid Cap Portfolio and the Rice Hall James Small/Mid Cap Portfolio. Such reporting is required, regardless of where the shares are held.

         ii. A purchase of shares in the Funds must be held for a minimum of 90 days.

         iii. Late day trading in any Fund shares is prohibited. Late day trading means that orders for a transaction in Fund shares are placed after the daily cut-off for orders but nonetheless the transaction is effected at the price (net asset value per share) for transaction orders placed before that cut-off time.

         iv. Market timing transactions in the Funds are prohibited. Market timing is when orders are placed on the basis of important non-public information about a Fund or when frequent, short-term trading occurs in a Fund's shares. For purposes of this code, frequent short-term trading of a Fund's shares means more than 6 combination purchase and sales transactions in any 12-month period where the holding period for those shares was fewer than 30 days. Regular or periodic on going purchases without corresponding sales, or regular or periodic on-going sales without corresponding purchases are not regarded as market timing.

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

A.       DEFINITIONS

1. "ACCESS PERSON" means any employee who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or
         (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. This definition includes but is not limited to the following: member (partner), officer, "Investment Person", "Portfolio Manager" and any other employee of the Adviser designated as an "Access Person" from time to time by the Chief Compliance Officer..

2. "AUTHORIZED PERSON(S)" means any Firm personnel expressly authorized by the Chief Compliance Officer to perform duties under this Code.

3. "AFFILIATED PERSON" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

4. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security.

         A person is normally regarded as the beneficial owner of Securities held in:

         (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household;

         (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or

         (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

5. "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

         of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

6. "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

7. "INVESTMENT PERSONNEL" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio.

      9. "LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

10.      "PERSON" means a natural person or a company.

11. "PORTFOLIO" means any account, trust or other investment vehicle (except "Fund") over which the Firm has investment management discretion.

12. "PORTFOLIO MANAGER" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.

13. "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a Security.

14.      "SECURITY HELD OR TO BE ACQUIRED" means:

         (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or

         (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

15. "SECURITY" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, "Security" shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. Any question as to whether a particular investment constitutes a "Security" should be referred to the CCO of the Firm.



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               Rice Hall James & Associates, LLC - CODE OF ETHICS

         The definition of "SECURITY" SHALL NOT INCLUDE:

         o  HIGH QUALITY SHORT-TERM DEBT                "SECURITY" ALSO SHALL NOT INCLUDE:
            INSTRUMENTS* INCLUDING:                     o direct obligations of the US Government; or
            o repurchase agreements;                    o bankers' acceptances; or
            o commercial paper; or                      o bank certificates of deposit; or
            o shares of money market funds.             o registered open-end investment companies (e.g. open-end
            * (maturity of less than 366 days             mutual funds) not advised or sub-advised by the Fir; or
              at issuance and rated in one of           o Shares issued by unit investment trusts invested
              the two highest rating categories           exclusively in one or more open-end funds, none of which are
              by a NRSRO)                                 advised or sub-advised by the Firm.


B.       PROHIBITED TRANSACTIONS

1.       ACCESS PERSONS

         Except as provided in Section C below, no ACCESS PERSON shall:

         (a) purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her ACTUAL KNOWLEDGE at the time of such purchase or sale:

                  (1) is being considered for purchase or sale by any Portfolio or Fund managed by the Firm, or

                  (2) is being purchased or sold by any Portfolio or Fund managed by the Firm; or

         (b) disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

2.       2. INVESTMENT PERSONNEL

         In addition to the prohibitions listed in Section B(1) above, no INVESTMENT PERSONNEL shall engage in any of the following (paragraphs a through d below):

         (a) accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, "de minimus" shall be considered to be the annual receipt of gifts from the same source valued at $500 OR LESS PER INDIVIDUAL RECIPIENT, when the gifts are in relation to the Firm's business.

         (b) acquire a beneficial interest in any securities in an IPO or other limited offerings commonly referred to as private placements, without prior written approval of the CCO of the Firm. The CCO must maintain a record of any decision, and the reasons supporting the decision, to approve the Investment Personnel's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

                  Before granting such approval the CCO (or other designee) should carefully evaluate such investment to determine that the investment could create no material conflict between the INVESTMENT PERSONNEL and a Fund or Portfolio. The CCO may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase.

                  For example, the CCO may consider approving the transaction if the CCO (or designee) can determine that:

                  (i) the investment did not result from directing Fund, Portfolio or Firm business to the underwriter or issuer of the security;

                  (ii) the Investment Personnel is not misappropriating an opportunity that should have been offered to the Fund or Portfolio; and

                  (iii) an Investment Person's investment decisions for the Fund or Portfolio will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of Fund or Portfolio.

                  Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when they play a part in a Fund's or Portfolio's subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or Portfolio's decision to purchase securities of the issuer shall be subject to independent review by Investment Personnel with no personal interest in the issuer.

2.       INVESTMENT PERSONNEL PROHIBITIONS (CONTINUED)

         In addition to the prohibitions listed in Section B(1) above, no INVESTMENT PERSONNEL shall engage in any of the following (continued from previous page):

         (c) profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities as any client within sixty
                  (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.(BAN ON SHORT-TERM TRADING PROFITS)

                  EXCEPTIONS: The CCO of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger (See Preclearance Procedures below). The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Funds or Portfolios.

                  The CCO shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The CCO may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

                  CONSIDERED for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "Investment Personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "Investment Personnel" status and, are not economically related to such securities.

                  In order for a proposed transaction to be considered for EXEMPTION from the short-term trading prohibitions, the Investment Personnel must complete, sign and submit to the CCO a completed Securities Transactions Report Relating to Short-Term Trading (EXHIBIT D), certifying that the proposed transaction is in compliance with this Code of Ethics. The CCO shall retain a record of exceptions granted and the reasons supporting the decision.

2.       INVESTMENT PERSONNEL PROHIBITIONS (CONTINUED)

         In addition to the prohibitions listed in Section B(1) above, no INVESTMENT PERSONNEL shall engage in any of the following (continued from previous page):

         (d) serve on the Board of Directors of any publicly traded company without prior authorization of the CCO of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such Investment Personnel from making decisions about trading in that company's securities. Notification of such directorships shall be made to the CCO of the Funds.

3.       PORTFOLIO MANAGERS

         In addition to the prohibitions listed in Sections B(1) and (2) above, no Portfolio Manager shall buy or sell a security within seven (7) calendar days before or two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

B.       EXEMPTED TRANSACTIONS

         Transactions described in Sections B(1), B(2)(c) and B(3) above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with applicable law may be permitted within the discretion of the CCO on a case-by-case basis. Such exempted transactions may include:

1. purchases or sales of Securities which are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

2. Securities of companies with a market capitalization in excess of $1 billion.



Dated February 1, 2005                                     Page 9
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               Rice Hall James & Associates, LLC - CODE OF ETHICS

3. purchases or sales of a de minimus amount of Securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

         (a) up to an aggregate $25,000 principal amount of a fixed income security within any three-consecutive month period; or

         (b) up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

         (c) any amount of Securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or less AND the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

4. Securities transactions over which the Access Person, Fund and/or Portfolio has no influence or control, including transactions:

         (a) effected in any account over which the Access Person has no direct or indirect influence or control;

         (b) which are non-volitional on the part of either the Access Person or the Fund and/or Portfolio;

         (c) which are part of an AUTOMATIC INVESTMENT PLAN or direct stock plan (pending preclearance of the original purchase). Automatic investment plan means a program where REGULAR PERIODIC purchases (or withdrawals) are made AUTOMATICALLY in (or from) investment accounts in accordance with a PREDETERMINED schedule and allocation. An AUTOMATIC INVESTMENT PLAN includes a dividend reinvestment plan.

         (d) where Securities are acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

5. TRANSACTIONS in the following are exempted: Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies NOT ADVISED OR SUBADVISED by the Firm.

C.       COMPLIANCE PROCEDURES

With respect to the preclearance and reporting requirements contained herein, Access Persons shall preclear through and report to the personnel authorized by the CCO of the Firm.

1.       PRECLEARANCE PROCEDURES

         All Access Persons must receive prior written approval from the CCO, or other personnel designated by the CCO, before purchasing or selling Securities in which an Access Person has beneficial ownership. The Access Person should request preclearance by completing, signing and submitting Personal Securities Transactions Preclearance Form (EXHIBIT
         E) to the CCO.

         Preclearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example, preclearance received Friday at

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

         9:00 a.m. would expire as of the close of business Tuesday. If the trade is not completed before such preclearance expires, the Access Person is required to again obtain preclearance for the trade. In addition, if an Access Person becomes aware of any additional information with respect to a transaction that was precleared, such person is obligated to disclose such information to the appropriate CCO prior to executing the precleared transaction.

         EXEMPTIONS FROM PRECLEARANCE REQUIREMENT

         Access Persons are exempted from PRECLEARING Securities transactions (purchased, sold or otherwise acquired):

         (a) in any account over which the Access Person has no direct or indirect influence or control.

         (b) which are non-volitional on the part of either the Access Person or a Fund or Portfolio.

         (c) which are part of an automatic dividend reinvestment plan or direct stock plan (pending preclearance of the original purchase).

         (d) Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (e) In direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies. PLEASE NOTE: even though Access Persons are not required to preclear transactions in mutual funds that are advised or subadvised by the Firm (i.e., RHJ Funds, etc.), reporting of such transactions and holdings is required, regardless of where the shares are held.

2.       INITIAL DISCLOSURE OF PERSONAL HOLDINGS

         All Access Persons shall disclose in writing (EXHIBIT A) to the authorized representatives appointed by the Compliance Officer:

         (a) all personal Securities holdings (including securities acquired before the person became an Access Person) within ten
                  (10) days upon the later of commencement of employment or adoption of this Code of Ethics; and all information contained in EXHIBIT A must be current as of a date no more than 45 days before the person became an Access Person; and

         (b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person must also be reported.

         NOT REQUIRED TO BE DISCLOSED INITIALLY, ANNUALLY OR OTHERWISE: Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies not advised or subadvised by the Firm.

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               Rice Hall James & Associates, LLC - CODE OF ETHICS

         The CCO or authorized representative of the Firm may, at its discretion, request Access Persons to provide duplicate copies of account statements and confirmations for each Securities transaction in the accounts.

         In addition to reporting Securities holdings, every Access Person shall certify in their initial report that:

         (a) they have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

         (b) they have no knowledge of the existence of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

3.       MONTHLY REPORTING REQUIREMENTS

         All Access Persons shall disclose to the CCO all personal securities transactions conducted during the period ended within thirty (30) days after month end. NOT REQUIRED TO BE REPORTED MONTHLY, INITIALLY, ANNUALLY OR OTHERWISE: Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies not advised or subadvised by the Firm.

         In addition to reporting Securities holdings, every Access Person shall disclose monthly the:

         (a) date of the transaction, title of the Security, interest rate and maturity date (if applicable), trade date, number of shares, and principal amount of each security involved;

         (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (c) the name of the broker, dealer or bank with or through whom the transaction was effected; and

         (d)      the date the report is submitted to the CCO.

         In addition, with respect to any account established by an Access Person in which any Securities were held during the month for the direct or indirect benefit of the Access Person, the Access Person must provide:

         (a) the name of the broker, dealer or bank with whom the Access Person established the account;

         (b)      the date the account was established; and

         (c)      the date the report is submitted by the Access Person.

         Except for those individuals who have confirms and statements automatically forwarded to the CCO, the monthly report shall be made on the form attached as "Securities Transactions for the Month Ended" (EXHIBIT C) and shall be delivered to the authorized representative of the Firm. In lieu of manually filling out all of the information required by the form, Access Persons may attach confirms and/or account statements to a signed form.

Dated February 1, 2005                                    Page 12
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               Rice Hall James & Associates, LLC - CODE OF ETHICS

4.       ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND HOLDINGS
         DISCLOSURE

         All Access Persons shall disclose to the authorized representative of the Firm all personal Securities holdings as of the calendar year ended within thirty (30) days after year end (EXHIBIT B).

         NOT REQUIRED TO BE DISCLOSED INITIALLY, ANNUALLY OR OTHERWISE: Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies not advised or subadvised by the Firm. PLEASE NOTE: this means that you must report (and preclear) transactions in mutual funds that are advised or subadvised by the Firm (i.e., RHJ Funds, etc.).

         In addition to reporting Securities holdings, every Access Person shall certify annually that:

         (a) they have complied with the requirements of the Code of Ethics; and that they have reported all personal Securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

         (c) they have not disclosed pending "buy" or "sell" orders for a Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order;

         (d)      all information contained in the Annual Certification (EXHIBIT
                  B) is current as of a date no more than 45 days before the Annual Report is submitted; and

         (d) they have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio.

         This annual report shall be made on the form attached as Annual Report of Access Person (EXHIBIT B) and shall be delivered to the authorized representatives of the Firm.

5.       GENERAL REPORTING REQUIREMENTS

         The CCO of the Firm shall notify each employee that he or she is subject to this Code of Ethics, and each Access Person that he or she is subject to the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an Access Person, or upon request

         ADDITIONALLY, ALL EMPLOYEES OF THE FIRM, WHETHER OR NOT ACCESS PERSONS, SHALL CERTIFY ANNUALLY THEY HAVE READ AND UNDERSTAND THE CODE OF ETHICS AND RECOGNIZE THAT THEY ARE SUBJECT THERETO.

         Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Management Committee of the Firm and each Fund Board of Directors, counsel and/or regulatory authorities upon appropriate request.


Dated February 1, 2005                                    Page 13
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               Rice Hall James & Associates, LLC - CODE OF ETHICS

6.       EXCESSIVE TRADING

         The Firm understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the CCO or senior management of the
         Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the CCO of the Firm.

7.       CONFLICTS OF INTEREST

         Every Access Person shall notify the CCO of the Firm of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The CCO shall notify the chief compliance officer of a Fund of any personal conflict of interest relationship, which may involve the Fund. Such notification shall occur in the preclearance process.

D.       REPORTING OF VIOLATIONS TO THE MANAGEMENT COMMITTEE

The CCO shall promptly report to the Management Committee of the Firm all apparent violations of this Code of Ethics and the reporting requirements thereunder.

The Management Committee of the Firm or any Fund, or a Committee created for that purpose, shall consider reports made to the Management Committee hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

E.       ANNUAL REPORTING TO THE MANAGEMENT COMMITTEE

An annual report to the Management Committee will be prepared and contain the following:

         (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

         (b) identify any violations requiring significant remedial action during the past year; and

         (c) identify any recommended changes in the existing restrictions or procedures based upon the Firm's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

         (d) state that procedures reasonably necessary to prevent Access Persons from violating the Code have been followed.



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               Rice Hall James & Associates, LLC - CODE OF ETHICS

F.       SANCTIONS

Upon discovering a violation of this Code, the Management Committee of the Firm may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

G.       RETENTION OF RECORDS

The Firm shall maintain records as required under by Rules 17j-1 and 204A-1, including:

         (a) a copy of any Code of Ethics in effect within the most recent five years;

         (b) a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the CCO of the Firm;

         (c) a copy of each report made by an Access Person hereunder and submitted to the Firm's CCO for a period of five years from the end of the fiscal year in which it was made;

         (d) each memorandum made by the CCO of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made;

         (e) a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

         (e) a copy of every report provided to the Firm's Management Committee a Fund's chief compliance officer which describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Dated February 1, 2005                                    Page 15